Exhibit 99.1

908 Devices Reports Second Quarter 2023 Financial Results and Updates 2023 Revenue Outlook

Revenue increases 9% compared to prior year, driven by handheld revenue growth of 27%

BOSTON – August 8, 2023 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop devices for chemical and biochemical analysis, today reported financial results for the quarter ended June 30, 2023.

“We delivered solid results in the second quarter driven by robust demand for our handheld devices and strong recurring revenue,” said Kevin J. Knopp, CEO and Co-founder. “We continue to capture opportunities for our flagship handheld device, which is being increasingly recognized as the standard for trace detection of fentanyls and synthetic opioids. We are also excited about an upcoming product launch that broadens our desktop portfolio in bioprocessing and further positions us for growth.”

Recent Highlights

•	Revenue of $12.1 million for the second quarter 2023, increasing 9% compared to the second quarter 2022

o	Handheld revenue was $8.8 million, increasing 27% year over year

o	Desktop revenue was $3.1 million, decreasing 15% year over year

o	Recurring revenue was $4.0 million, increasing 39% year over year

•	Achieved recurring revenue of at least one third of total revenue for the third consecutive quarter

•	Ended the second quarter 2023 with $153 million in cash, cash equivalents and marketable securities with no debt outstanding

•	Introduced the MX908 Beacon for remote area monitoring of toxic aerosol and vapor hazards, enabling first responders to gather ongoing intelligence while ensuring public safety

•	Presented 19 posters and a key oral presentation on multi-omics at the American Society for Mass Spectrometry (ASMS) Conference

•	Expanded the MX908 pilot program to the state of Tennessee following success in Ohio, deploying more handheld devices in the field for trace identification of counterfeit pharmaceuticals and other priority drugs

Second Quarter 2023 Financial Results

Revenue was $12.1 million for the three months ended June 30, 2023, a 9% increase over the prior year period. This was primarily driven by growth in handheld devices and recurring revenue. The installed base grew to 2,590 devices with 122 devices placed during the second quarter 2023.

Recurring revenue grew $1.1 million to $4.0 million or 39% over the prior year period. This was driven by growth in service revenue as well as handheld accessory and consumable revenues.

Gross profit was $5.8 million for the second quarter of 2023, compared to $6.6 million for the corresponding prior year period. Gross margin was 48% as compared to 60% for the corresponding prior year period. The decline in gross margin was largely due to timing of production levels of devices, higher material costs with warranty and manufacturing activities, and the higher non-cash charges for intangible amortization and stock-based compensation during the second quarter of 2023.

Operating expenses were $16.7 million for the second quarter of 2023, compared to $15.0 million for the corresponding prior year period. This increase was driven by salaries and related costs from higher headcount, an increase in stock-based compensation and an increase in acquisition related costs for intangible amortization and valuation of contingent milestones, offset in part by a reduction in director and officer insurance premiums.

Net loss was $9.3 million for the second quarter of 2023, compared to $8.1 million for the corresponding prior year period. Net loss per share was $0.29 for the second quarter of 2023, compared to a net loss per share of $0.26 for the corresponding prior year period.

Cash, cash equivalents and marketable securities were $153 million as of June 30, 2023.

2023 Guidance

908 Devices now expects full year 2023 revenue to be in the range of $49 million to $52 million, representing 4% to 11% growth over full year 2022, which compares to its previous expectations of $48 million to $52 million.

Webcast Information

908 Devices will host a conference call to discuss the second quarter 2023 financial results before market open on Tuesday, August 8, 2023 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is revolutionizing chemical and biochemical analysis with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic sampling and separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

Media Contact:
Barbara Russo
brusso@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue:
Product revenue	$9,595	$9,082	$16,617	$15,589
Service revenue	2,354	1,526	4,594	3,048
License and contract revenue	145	498	370	775
Total revenue	12,094	11,106	21,581	19,412
Cost of revenue:
Product cost of revenue	4,800	3,304	8,586	6,276
Service cost of revenue	1,448	1,057	2,718	2,126
License and contract cost of revenue	52	111	99	247
Total cost of revenue	6,300	4,472	11,403	8,649
Gross profit	5,794	6,634	10,178	10,763
Operating expenses:
Research and development	5,525	4,293	10,923	8,198
Selling, general and administrative	11,208	10,710	23,211	20,455
Total operating expenses	16,733	15,003	34,134	28,653
Loss from operations	(10,939)	(8,369)	(23,956)	(17,890)
Other income, net	1,522	270	1,955	376
Benefit for income taxes	71	-	122	-
Net loss	$(9,346)	$(8,099)	$(21,879)	$(17,514)

Net loss per share attributable to common stockholders	$(0.29)	$(0.26)	$(0.68)	$(0.56)
Weighted average common shares outstanding	32,199,156	31,413,431	32,083,122	31,312,559

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash, cash equivalents and marketable securities	$152,687	$188,422
Accounts receivable, net	10,308	10,033
Inventory	14,135	12,513
Prepaid expenses and other current assets	3,947	4,658
Total current assets	181,077	215,626
Operating lease, right-of-use assets	7,136	3,956
Property and equipment, net	2,940	3,083
Goodwill	10,185	10,050
Intangible, net	8,162	8,488
Other long-term assets	1,330	1,384
Total assets	$210,830	$242,587
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$7,520	$10,244
Deferred revenue	10,814	7,514
Operating lease liabilities	1,860	1,468
Total current liabilities	20,194	19,226
Long-term debt, net of discount and current portion	—	15,000
Deferred revenue, net of current portion	8,474	11,496
Other long-term liabilities	7,703	6,266
Total liabilities	36,371	51,988
Total stockholders' equity	174,459	190,599
Total liabilities and stockholders' equity	$210,830	$242,587